UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2009

Toys “R” Us, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11609	22-3260693
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Geoffrey Way, Wayne, New Jersey 07470

(Address of Principal Executive Offices, including Zip Code)

(973) 617-3500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13.e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 20, 2009, Toys “R” Us Property Company II, LLC (the “Issuer”), formerly known as Giraffe Properties, LLC, completed an offering of $725 million aggregate principal amount of its senior secured notes due 2017 (the “Notes”). The Issuer is an indirect wholly-owned subsidiary of Toys “R” Us, Inc. (the “Company”) and owns fee and leasehold interests in 129 properties in the United States which it leases on a long term basis to Toys “R” Us – Delaware, Inc. (“Toys-Delaware”), the operating entity for all of the Company’s North American businesses, pursuant to a Master Lease. The Notes are solely the obligations of the Issuer and will not be guaranteed by the Company or Toys-Delaware or any of the Company’s other subsidiaries. The Notes were issued pursuant to an indenture, dated as of November 20, 2009 (the “Indenture”) among the Company (solely with respect to certain covenants), the Issuer, The Bank of New York Mellon, as trustee, and The Bank of New York Mellon, as collateral agent.

The Notes were issued at a price equal to 98.573% of their face amount at maturity. The maturity date of the Notes is December 1, 2017. Interest on the Notes will be payable at a rate of 8.50% per year, semiannually on June 1 and December 1, commencing on June 1, 2010. The Notes are the Issuer’s senior secured obligations.

The Notes may be redeemed, in whole or in part, at any time prior to December 1, 2013 at a price equal to 100% of the aggregate principal amount of the Notes plus a “make-whole” premium. On or after December 1, 2013, the Notes may be redeemed at the prices set forth below if redeemed during the 12-month period beginning on December 1 of the years set forth below, plus accrued and unpaid interest:

Year	Price
2013	104.250%
2014	102.125%
2015 and thereafter	100.000%

Prior to December 1, 2013, the Issuer may also redeem during each 12 month period commencing with December 1, 2009, up to 10% of the aggregate principal amount of the Notes, at a redemption price equal to 103% of the principal amount of the Notes, plus accrued and unpaid interest to the date of redemption. In addition, the Issuer may redeem up to 35% of the Notes at 108.500% before December 1, 2012 with the net cash proceeds from certain equity offerings.

Following specific kinds of change of control the Issuer will be required to offer to purchase all of the Notes at a purchase price of 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase.

The Indenture, among other things, will limit the ability of the Issuer and the Guarantors to:

•	incur indebtedness;

•	pay dividends or make other distributions;

•	make other restricted payments and investments; and

•	create liens.

The Indenture also limits the ability of the Company to cause or permit Toys-Delaware to incur indebtedness or make restricted payments. These covenants are subject to a number of important qualifications and limitations.

The Indenture contains customary terms and covenants, including certain events of default after which the Notes may be due and payable immediately.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Pursuant to a registration rights agreement with the initial purchasers of the Notes, the Issuer agreed to use its reasonable best efforts to register with the Securities and Exchange Commission, notes having substantially identical terms as the Notes as an offer to exchange freely tradable exchange notes for the Notes. Pursuant to the registration rights agreement, the Issuer has agreed to file an exchange offer registration statement, use its reasonable best efforts to cause the exchange offer to be completed within 365 days after the issue date of the Notes and under certain circumstances, file a shelf registration statement with respect to the Notes. If the Issuer fails to meet the 365-day target or certain other conditions set forth in the registration rights agreement, the annual interest rate on the Notes will increase by 0.25%. The annual interest rate on the Notes will increase by an additional 0.25% for each subsequent 90-day period, up to a maximum additional interest rate of 0.50%.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01	Other Events.

On November 20, 2009, the Company issued a press release to announce the completion of the offering of the Notes. A copy of the press release is being filed as Exhibit 99.1 to this report and is incorporated by reference into this Item 8.01.

This report shall not constitute an offer to sell or a solicitation of offers to buy any securities.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following documents are attached as exhibits to this Current Report on Form 8-K:

Exhibit Number	Description

99.1	Press release dated November 20, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOYS “R” US, INC.

By:	/s/ F. CLAY CREASEY, JR.
Name:	F. Clay Creasey, Jr.
Title:	Executive Vice President – Chief Financial Officer

Date: November 20, 2009

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated November 20, 2009.